SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No. ____)

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                          Excal Enterprises, Inc.
               ----------------------------------------------
              (Name of Registrant as Specified in its Charter)


                        EP Opportunity Fund, L.L.C.
  -----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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FOR IMMEDIATE RELEASE

Contacts:    Edward McCarthy                    Jeffrey Eisenberg
             Beacon Hill Partners               EP Opportunity Fund, L.L.C.
             (212) 843-8500                     (312) 456-9500


                    EP OPPORTUNITY FUND, L.L.C. TO SEEK
                   BOARD SEAT ON EXCAL ENTERPRISES BOARD


         CHICAGO, IL, July 27, 1999 -- EP Opportunity Fund, L.L.C. (the "Fund") today announced that it has commenced a solicitation of proxies to elect Jeffrey Eisenberg to the board of directors of Excal Enterprises, Inc. (NASDAQ: EXCL - news) and to amend the Company's Bylaws. The Fund today mailed proxy material including a blue proxy card to all stockholders of Excal Enterprises, Inc. (the "Company").

         Until its recent acquisition of a sports licensing business, the Company's principal line of business has been owning and operating certain real estate located in Jacksonville, Florida known as the "Imeson Center." The Imeson Center was originally received as part of a settlement with Sears Roebuck & Co. for certain claims by the Company in connection with the termination by Sears of an agreement between Sears and the Company. This settlement and the circumstances surrounding it is the subject of a widely reported class action lawsuit against Sears. The Company has publicly stated that it plans to use the proceeds from leveraging the Imeson Center to acquire additional new core businesses that will be used as a springboard to future growth.

         Mr. Eisenberg, the manager of Eisenberg Partners, L.L.C., the manager of the Fund, which controls a 14.1% stake in the Company as of the record date, stated that, "The Fund believes that the Company's current expansion plan is misguided." Furthermore, "The Fund believes that stockholders of the Company would realize significantly greater value from receiving the cash proceeds from a sale or liquidation of the Company than if the Company were to invest its assets in new lines of business. The significant losses of the Company's newly acquired sports licensing segment is indicative of the risks inherent in acquiring new businesses and evidence that the Company's expansion plan is improper."

         The Fund is also extremely concerned about the current lawsuit against the Company by the Securities and Exchange Commission alleging, among other things, that the Company has filed false periodic reports under the Securities Exchange Act of 1934, as amended, and falsified its books and records. In connection with this and other litigation, the Company has spent over $1,000,000 on legal fees during the last two years in defending itself. The Fund believes, "that these matters should be quickly settled, the persons responsible for the violations of law should bear the responsibility for their actions and that the Company should be run for the benefit of its stockholders, not its lawyers."

         According to the Fund, if Mr. Eisenberg is elected and takes office as a director, he intends, consistent with his fiduciary duties and as one of three directors, to take action to solicit, and cause the Company's Board of Directors to review and negotiate, offers to merge or acquire the Company on terms that are fair and in the best interests of all stockholders of the Company and urge the Company's Board of Directors to otherwise take measures to enhance the value of the Company's common stock.

         The Fund has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies. For further information, contact Edward McCarthy of Beacon Hill Partners at 800-755-5001.

         EP Opportunity Fund was established, and is managed, by Eisenberg Partners, L.L.C., of which Jeffrey Eisenberg serves as the manager. The Fund primarily invests in publicly traded companies which appear to offer significant appreciation.


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